UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2024

BioNexus Gene Lab Corp.
(Exact name of registrant as specified in its charter)

Wyoming	001-41750	35-2604830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit A-28-7, Tower A, Menara UOA Bangsar, No.5 Jln Bangsar Utama 1, 59000 Kuala Lumpur	59200
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone number, including area code: +1 307 241 6898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	BGLC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01: Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 5, 2024, BioNexus Gene Lab Corp (the "Company") received a notification from the Nasdaq Stock Market LLC ("Nasdaq") indicating that the Company’s common stock will be delisted from the Nasdaq Capital Market due to its failure to comply with Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1 per share. The Company had been provided two consecutive 180-day grace periods, ending on November 4, 2024, to regain compliance but was unable to meet the requirement within the designated period.

In response, on November 8, 2024, the Company submitted a formal request for a hearing before a Nasdaq Hearings Panel to appeal the delisting determination. The Nasdaq Hearings Department has acknowledged receipt of the Company’s hearing request, which stays the suspension of trading of the Company’s common stock pending a decision by the Panel. The Company intends to present a compliance plan at the hearing, including potential corrective actions such as a reverse stock split, among other strategic initiatives, to regain compliance with Nasdaq’s listing standards.

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 5, 2024, the Board of Directors of the Company appointed Ms. Jook Yuen Low as an independent director to the Board, effective immediately. Ms. Low has also been assigned to serve as a member of the Audit Committee and the Nomination & Corporate Governance Committee, bringing her expertise in corporate governance, legal compliance, and audit oversight. Ms. Low will serve in her capacity until the next annual meeting of shareholders.

Ms. Low (Age 46) holds a Bachelor of Laws (LL.B) and a Master of Business in Public Relations from the Queensland University of Technology, Australia. She was called to the Bar as an Advocate & Solicitor of the High Court of Malaya in 2004. Currently, Ms. Low is a partner at the law firm Azura Mokhtar & Low. Her legal career spans over 20 years, during which she has gained substantial experience in conveyancing, corporate law, and wealth management consulting. Her expertise includes advising on property, real estate, banking transactions, and corporate agreements such as shareholders’ agreements, joint ventures, and power of attorney.

There is no arrangement or understanding between the new director and any other person pursuant to which the new director was selected to be a director of the Company.

Ms. Low will receive the standard independent director compensation set by the Compensation Committee of the Company, which is $1,000 USD per month.

Except as stated above, there is no material plan, contract or arrangement (whether or not written) to which the new director is a party or in which each party participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Additionally, the Board has re-appointed Mr. Su-Leng Tan Lee as Secretary of the Company and has appointed him as President, effective immediately. No change has been made to his compensation package as a result of his appointments.

These appointments reflect the Company’s commitment to strengthening its leadership team and governance structure to better align with its strategic goals and regulatory requirements.

The Board believes these appointments will enhance the Company's oversight, governance, and strategic direction, which are critical during this period of compliance and operational review.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioNexus Gene Lab Corp.

Date: November 8, 2024	By:	/s/ Su-Leng Tan Lee
	Name:	Su-Leng Tan Lee
	Title:	Chief Executive Officer

3